Exhibit 10(a)5
FIRST AMENDMENT TO THE SOUTHERN COMPANY

DEFERRED COMPENSATION PLAN

WHEREAS, the Board of Directors of Southern Company Services, Inc. (the “Company”) heretofore established and adopted the Southern Company Deferred Compensation Plan, as amended and restated effective January 1, 2009 (the “Plan”); and

WHEREAS, the Company has authorized an amendment to the Plan to establish an employer matching contribution; and

WHEREAS, Section 8.3 of the Plan provides in relevant part that the Plan may be amended or modified at any time by the Committee if such amendment does not involve a substantial increase in cost to an Employing Company.

NOW, THEREFORE, effective January 1, 2010, the Committee hereby amends the Plan as follows:

1.

Section 1.2 of the Plan is hereby amended by adding after the first sentence of that Section the following sentence:

Effective January 1, 2010, the Plan is also designed to accept matching contributions made by Employing Companies based on a set percentage multiplied by the Compensation deferred by a Participant into the Plan.

2.

Section 2.1 of the Plan is hereby amended by deleting the first sentence of that Section in its entirety and replacing it with the following:

2.1           “Account” shall mean the account or accounts established and maintained by an Employing Company to reflect the interest of a Participant in the Plan resulting from a Participant’s deferral of Compensation (plus Employer Matching Contributions made thereon, if any) and/or Incentive Pay each year and adjustments thereto to reflect income, gains, losses, and other credits or charges.

3.

A new Section 2.15A is hereby added to the Plan as follows:

2.15A           “Employer Matching Contributions” shall mean the matching contribution described in Section 5.1(b).

4.

Section 2.21 of the Plan is hereby amended by deleting such Section in its entirety and replacing it with the following:

2.21           “Investment Election” shall mean the Participant’s election to have his or her deferred Compensation (plus Employer Matching Contributions made thereon, if any) or Incentive Pay invested pursuant to Section 6.2 or 6.3 hereof.

5.

Section 4.3 of the Plan is hereby amended by adding the following sentence to the end thereof:

Employer Matching Contributions will be governed by Deferral Elections, Investment Elections, and Distribution Elections as contemplated in the preceding sentence in the same manner as Compensation.

6.

Section 5.1 of the Plan is hereby amended by deleting such Section in its entirety and replacing it with the following:

5.1           (a)           A Participant may elect to defer payment of a portion of his or her Compensation otherwise payable to him by his or her Employing Company during each payroll period of the next succeeding Plan Year by any whole percentage not to exceed fifty percent (50%) of his or her Compensation, or such greater or lesser amount as shall be determined by the Committee from time to time. A Participant may also elect to defer payment of up to one hundred percent (100%), by whole percentages, of any Incentive Pay otherwise payable to him or her by his or her Employing Company.

(b)           With respect to a Participant who elects to defer payment of a portion of his or her Compensation in accordance with (a) above, an Employing Company shall match any such deferred amount at five and one-tenths percent (5.1%) at the time such Compensation is deferred in accordance with Article V.

7.

Section 5.3 of the Plan is hereby amended by deleting the second to the last sentence in that Section in its entirety and replacing it with the following:

The termination of a Participant’s participation in the Plan shall not affect the Participant’s Compensation (plus Employer Matching Contributions made thereon, if any) or Incentive Pay previously deferred under the Plan, which shall be invested and distributed in accordance with the Participant’s elections and the terms and conditions of the Plan.

8.

Section 6.1 of the Plan is hereby amended by deleting such Section in its entirety and replacing it with the following:

6.1           Upon the Committee’s receipt of a Participant’s valid Deferral Election under Article V hereof, beginning as of the Enrollment Date, the designated portion of Compensation (plus Employer Matching Contributions made thereon, if any) and/or Incentive Pay shall be credited to the Participant’s Account in accordance with the provisions of this Article VI.

9.

Section 6.2 of the Plan is hereby amended by deleting such Section in its entirety and replacing it with the following:

6.2           On the last business day of each month, the Account of each Participant electing in a manner described by the Committee to invest his or her deferred Compensation (plus Employer Matching Contributions made thereon, if any) and/or Incentive Pay for a Plan Year in accordance with this Section 6.2 shall be credited by the Employing Company with a deemed amount equal to the monthly equivalent of the per annum prime rate of interest as published by the Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least seventy-five percent (75%) of the United States largest banks, compounded monthly on any Account balance so invested until such balance is fully distributed.

10.

Section 6.3 of the Plan is hereby amended by deleting the first sentence of that Section in its entirety and replacing it with the following:

The designated portion of the Account of each Participant electing in a manner prescribed by the Committee to invest his or her deferred Compensation (plus Employer Matching Contributions made thereon, if any) and/or Incentive Pay for a Plan Year in accordance with this Section 6.3 shall be credited on the effective date of the investment with the deemed number of shares (including fractional shares) of Common Stock which could have been purchased on such date but the dollar amount of such deferral based upon the Common Stock’s Closing Price on the Valuation Date coincident with the date of investment.

11.

Section 7.4 of the Plan is hereby amended by deleting the second sentence of that Section in its entirety and replacing it with the following:

Such Distribution Election shall apply only to the amounts attributable to that specified Deferral Election (including any Employer Matching Contribution made on a deferral of Compensation) and may not be subsequently revoked, except that one or more Distribution Elections may be modified by a Participant but only if such modification meets the requirements of a Modification Delay.

12.

Except as amended herein by this First Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Committee, through its duly authorized officer, has adopted the First Amendment to the Southern Company Deferred Compensation Plan, as amended and restated as of January 1, 2009, this 22nd day of December, 2009.

CHAIR, BENEFITS ADMINISTRATION COMMITTEE
Attest:	By: /s/Marsha S. Johnson
/s/C. C. Hudgins Secretary